News Release
For Immediate Release

Contact:  Thomas X. Geisel, President and Chief Executive Officer, Sun Bancorp, Inc.,
(856) 691-7700

Sun Bancorp, Inc. Files $150 Million Shelf Registration

VINELAND, NJ, August 30, 2011 – Sun Bancorp, Inc. (NASDAQ:SNBC), the holding company for Sun National Bank, Vineland, New Jersey, today announced the filing of a universal shelf Registration Statement on Form S-3 with the Securities and Exchange Commission (SEC).

“Sun maintains a strong capital position and having a routine shelf registration statement on file enables us to quickly capitalize on market opportunities should they arise, execute on our growth strategy and strengthen our franchise as the second largest commercial bank headquartered in New Jersey,” said Sun Bancorp President and Chief Executive Officer Thomas X. Geisel. The Registration Statement on Form S-3 is subject to review by the SEC and has not yet been declared effective by the SEC. The filing of the Registration Statement does not require the Company to issue any securities. If and when the Registration Statement is declared effective by the SEC, the Registration Statement will allow the Company the flexibility to offer and sell, from time to time over a three-year period, in one or more public offerings up to a total aggregate of $150 million of its common stock, preferred stock, debt securities, trust preferred securities, units, depositary shares or warrants, either separately or together.

Sun Bancorp, Inc. (Nasdaq: SNBC) is a $3.2 billion asset bank holding company headquartered in Vineland, New Jersey, with its executive offices located in Mt. Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a full service Commercial Bank serving customers through 65 locations in New Jersey. Sun National Bank has been named one of Forbes Magazine's "Most Trustworthy Companies" for five years running. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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